EXHIBIT 12



                                 XILINX, INC.
        STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                         (in thousands, except ratios)


                                                   Three  Months  Ended
                                                    June 28,   June 29,
                                                      1997       1996
                                                    ---------  ---------
Income before taxes                                 $  49,546  $  50,375
Add fixed charges                                       3,680      3,635
                                                    ---------  ---------
    Earnings (as defined)                           $  53,226  $  54,010
                                                    =========  =========

Fixed charges
    Interest expense                                $   3,273  $   3,252
    Amortization of debt issuance costs                   218        223
    Estimated interest component of rent expenses         189        160
                                                    ---------  ---------
Total fixed charges                                 $   3,680  $   3,635
                                                    =========  =========
Ratio of earnings to fixed charges                       14.5       14.9
                                                    =========  =========
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